Exhibit 99.2

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within these investor presentation materials, we make reference to a non-GAAP financial measure: adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). This non-GAAP financial measure was calculated by excluding the impact of certain items to improve comparability between periods. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance and valuation on a quarter-over-quarter and year-over-year basis. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure may not be directly comparable to similarly titled measures presented by other companies. This non-GAAP financial measure is presented as supplemental information, and not as an alternative, to any GAAP measurements.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Amounts in thousands)

	Fiscal Year

	2017	2018	2019	2020	2021	2022
GAAP Net income (loss)	$30,137	$41,680	$42,206	$(25,294)	$42,275	$38,621
Adjustments:
Interest expense, net	821	1,739	2,197	4,681	3,478	1,507
Income tax expense (benefit)	15,669	8,247	8,173	(7,910)	4,063	7,010
Depreciation and amortization expenses	14,995	18,538	21,354	21,964	20,487	22,103
Earnings (loss) before interest, taxes, depreciation and amortization	$61,622	$70,204	$73,930	$(6,559)	$70,303	$69,241
Employee retention credit	-	-	-	(2,525)	(381)	-
Accelerated stock compensation and severance payments	-	-	-	1,824	445	-
Loss on legal settlement	-	-	-	-	-	6,000
Franchisee acquisition costs	619	1,525	536	-	-	-
Loss (gain) on lease modifications	-	-	-	(206)	1,058	90
Loss on impairment and restaurant closure costs	3,904	-	374	16,548	1,854	574
Loss (income) on discontinued operations, net of tax	108	(80)	-	-	-	-
Share based compensation expense	6,763	7,647	8,157	8,261	4,888	7,872
Non-GAAP Adjusted EBITDA	$73,016	$79,296	$82,997	$17,343	$78,167	$83,777